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                                                                  Exhibit (a)(2)

                         BARCLAYS GLOBAL INVESTORS FUNDS

                                 Amendment No 2
                                     to the
             Amended and Restated Agreement and Declaration of Trust

     THIS AMENDMENT NO. 2, dated as of November 13, 2009, to the Amended and Restated Agreement and Declaration of Trust, dated November 17, 2006 (the "Declaration of Trust"), of Barclays Global Investors Funds (the "Trust"), is made by each of the undersigned trustees (the "Trustees"). Capitalized terms used herein and not otherwise defined have their meanings ascribed in the Declaration of Trust.

     WHEREAS, the Trustees desire to amend the Declaration of Trust as set forth below.

     NOW, THEREFORE, the Declaration of Trust is hereby amended as follows:

1. Amendment of Section 10.02(d)

Section 10.02(d) of the Declaration of Trust is hereby deleted and replaced with the following:

     (d) To the maximum extent permitted by applicable law, expenses in connection with the preparation and presentation of a defense to any claim, action, suit, or proceeding of the character described in paragraph (a) of this Section 10.02 may be paid by the Trust or Series from time to time prior to final disposition thereof upon receipt of an undertaking by or on behalf of such Covered Person that such amount will be repaid by such Covered Person to the Trust or Series if it ultimately is determined that he or she is not entitled to indemnification under this Section 10.02; provided, however, that either (i) such Covered Person shall have provided a surety bond or some other appropriate security for such undertaking; (ii) the Trust or Series thereof is insured against losses arising out of any such advance payments, or (iii) either a majority of the Trustees who are neither Interested Persons of the Trust nor parties to the matter, or independent legal counsel in a written opinion, shall have determined, based upon a review of readily-available facts (as opposed to a trial-type inquiry or full investigation), that there is a reason to believe that such Covered Person will be entitled to indemnification under this Section
     10.02. In connection with any determination pursuant to clause (iii) of the preceding sentence, any Covered Person who is a Trustee and is not an Interested Person of the Trust and any Covered Person who has been a Trustee and at such time was not an Interested Person of the Trust shall be entitled to a rebuttable presumption that he or she has not engaged in willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his or her office.

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2. Other Provisions of the Declaration of Trust not Changed

Except as amended by Section 1 of this Amendment, all provisions of the Declaration of Trust remain in full force and effect.

     IN WITNESS WHEREOF, each of the undersigned Trustees has hereunto set his or her hand as of the day and year first above written.


/s/ Mary G. F. Bitterman                 /s/ A. John Gambs
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Mary G. F. Bitterman                     A. John Gambs


/s/ Lee T. Kranefuss                     /s/ Hayne E. Leland
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Lee T. Kranefuss                         Hayne E. Leland


/s/ Jeffrey M. Lyons                     /s/ Wendy Paskin-Jordan
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Jeffrey M. Lyons                         Wendy Paskin-Jordan


/s/ Leo Soong                            /s/ H. Michael Williams
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Leo Soong                                H. Michael Williams